                                                                    EXHIBIT 11.1

                       COMPUTATION OF PER SHARE EARNINGS

The information regarding Computation of Per Share Earnings is incorporated by reference to the Company's 2003 Annual Report to shareholders distributed to shareholders and furnished to the Commission under Rules 14a-3(b) and (c) of the Exchange Act; the computation appears under the caption "Note 17 - Earnings Per Share" at page 37 therein.


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